UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2024

LION COPPER AND GOLD CORP.
(Exact name of registrant as specified in its charter)

British Columbia	000-55139	98-1664106
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

143 S Nevada St.
 Yerington, Nevada, United States 89447
 (Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: (775) 463-9600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b -2 of this chapter).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Principal Officers; Appointment of Principal Officers.

Charles Travis Naugle ceased to act as the Chief Executive Officer of the Company on May 22, 2024. Stephen Goodman ceased to act as the President, Chief Financial Officer and Corporate Secretary of the Company on May 22, 2024.

Steven A. Dischler, age 65, was appointed as the Chief Executive Officer of the Company on May 22, 2024.

Prior to his appointment as CEO, Mr. Dischler held the position of Vice President of Environmental, Social and Governance for the Company. He previously served as the President and CEO of the Company from July 2013 to September 2015. The promotion of Mr. Dischler is a reflection of the positive advancement and stage of the Company's Yerington Copper Project, and a testament to the Company's commitment to move the assets towards production with its strategic partner Rio Tinto. Mr. Dischler has over 40 years' of directly relevant experience to the Company's development goals, at the most senior levels in the natural resources sector with a focus on the environment, reclamation, permitting and stakeholder engagement. His recent experience includes over 13 years as a senior executive advancing legacy and new mining projects in the historic Yerington Copper District. In addition, Mr. Dischler has an extensive track record of working constructively with the local communities, including Native American Tribes, governmental agencies, and NGOs in the region. Mr. Dischler holds a B.S. and a M.S. in Mining Engineering. In his immediately previous role with the Company, he has been instrumental in advancing the Yerington Copper Project pursuant to the terms of the joint venture with Nuton LLC, a Rio Tinto Venture. and will build on this track record in his new role as CEO.

The Company entered into an employment agreement dated effective May 22, 2024 with Mr. Dischler pursuant to which the Company employs Mr. Dischler as the CEO of the Company. The employment agreement provides for an annual salary of US$200,000 in consideration for his services as an executive officer of the Company. Pursuant to the employment agreement, Mr. Dischler is also entitled to receive up to 3,000,000 stock options under the Company's stock option plan, subject to vesting provisions. If the Company completes a change of control during the term of the agreement and Mr. Dischler is not retained for employment for a period of at least twelve months following such event, the Company will pay Mr. Dischler severance equal to twelve months of his then current base salary. The agreement is not for a specified term.

Lei Wang, age 56, was appointed as the Chief Financial Officer and Corporate Secretary of the Company on May 22, 2024. Ms. Wang has worked in the mineral resource sector for over 20 years and acquired extensive experience in financial reporting, regulatory compliance, internal control, and corporate finance activities. She has served as the CFO for several publicly traded companies on the TSX Venture Exchange and is the CFO of GoviEx Uranium Inc. Lei is a CPA, CGA and holds a Bachelor of Science in Engineering from Qingdao University, China.

The Company entered into an employment agreement dated effective June 1, 2024 with Ms. Lei pursuant to which the Company employs Ms. Wang as the Chief Financial Officer of the Company. The employment agreement provides for an annual salary of US$90,000 in consideration for her services. If the Company completes a change of control during the term of the agreement and Ms. Wang is not retained for employment for a period of at least twelve months following such event, the Company will pay Ms. Wang severance equal to twelve months of her then current base salary. The agreement is for a term of one year commencing June 1, 2024 unless extended or terminated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lion Copper and Gold Corp.
Date:	June 11, 2024	(Registrant)

/s/ Steven Dischler
Steven Dischler, Chief Executive Officer